EXHIBIT 99.1

Contacts:	W. Benjamin Moreland, CFO
Jay Brown, Treasurer Crown Castle International Corp. 713-570-3000

FOR IMMEDIATE RELEASE

CROWN CASTLE INTERNATIONAL

REPORTS FOURTH QUARTER AND FULL YEAR 2005

RESULTS AND RAISES 2006 OUTLOOK

February 28, 2006 – HOUSTON, TEXAS – Crown Castle International Corp. (NYSE:CCI) today reported results for the fourth quarter ended December 31, 2005.

Site rental revenue for the fourth quarter of 2005 increased 11.2% to $155.4 million, up $15.7 million from $139.8 million for the same period in 2004. Site rental gross margin, defined as site rental revenue less site rental cost of operations, increased 15.2% to $105.5 million, up $13.9 million from $91.6 million for the same period in 2004. Adjusted EBITDA for the fourth quarter of 2005 increased $16.1 million, or 21.6%, to $90.4 million, up from $74.4 million for the same period in 2004.

Recurring cash flow, defined as Adjusted EBITDA less interest expense less sustaining capital expenditures, increased $25.5 million, or 84.9%, to $55.5 million for the fourth quarter of 2005, compared to $30.0 million for the fourth quarter of 2004. Weighted average common shares outstanding decreased to 213.5 million for the fourth quarter of 2005 from 222.8 million for the same period in the prior year. Recurring cash flow per share, defined as recurring cash flow divided by weighted average common shares outstanding, improved to $0.26 in the fourth quarter of 2005 compared to $0.13 in the fourth quarter of 2004.

Net loss was $23.3 million for the fourth quarter of 2005, inclusive of a $9.0 million charge from the cumulative effect of a change in accounting principle, compared to a net loss of $87.7 million for the same period in 2004, inclusive of $39.4 million of losses from the retirement of debt. Net loss after deduction of dividends on preferred stock was $44.0 million in the fourth quarter of 2005, inclusive of a $9.0 million charge from the cumulative effect of a change in accounting principle, compared to a net loss of $97.4 million for the same period last year, inclusive of $39.4

News Release continued:

million of losses from the retirement of debt. Fourth quarter 2005 net loss per share was $0.21, compared to a net loss per share of $0.44 in last year’s fourth quarter.

Site rental revenue for the full year 2005 increased 10.9% to $597.1 million, up $58.8 million from $538.3 million for the full year 2004. Site rental gross margin for the full year 2005 increased 12.9% to $399.8 million, up $45.7 million from $354.0 million for the full year 2004. Adjusted EBITDA for the full year 2005 increased $47.9 million, or 16.7%, to $335.1 million, up from $287.1 million for the full year 2004.

Recurring cash flow increased $116.8 million, or 165.5%, to $187.4 million for the full year 2005, from $70.6 million for the full year 2004. Weighted average common shares outstanding decreased to 217.8 million for the full year 2005, from 221.7 million for the full year 2004. Recurring cash flow per share improved to $0.86 for the full year 2005, compared to $0.32 for the full year 2004.

Net loss was $401.5 million for the full year 2005, inclusive of $295.8 million in losses from the retirement of debt and a $9.0 million charge from the cumulative effect of a change in accounting principle, compared to net income of $233.1 million for the full year 2004, inclusive of $534.7 million in income from discontinued operations (primarily from the sale of Crown Castle UK) and $63.8 million in losses from the retirement of debt. Net loss after deduction of dividends on preferred stock was $450.9 million for the full year 2005, inclusive of $295.8 million in losses from the retirement of debt and a $9.0 million charge from the cumulative effect of a change in accounting principle, compared to net income of $194.5 million in the full year 2004, inclusive of $534.7 million in income from discontinued operations (primarily from the sale of Crown Castle UK) and $63.8 million in losses from the retirement of debt. Full year 2005 net loss per share was $2.07 compared to net income per share of $0.88 for the full year 2004, inclusive of $2.42 per share in income from discontinued operations.

“I am very pleased with our fourth quarter 2005 performance as we doubled annualized recurring cash flow per share during the last 12 months,” stated John P. Kelly, President and Chief Executive Officer of Crown Castle. “Our strong site rental revenue growth of 11.2% was driven by robust tenant additions on our towers as our customers continued to enhance their wireless networks. We remain excited about the outlook for growth in site rental revenue for 2006 as we are seeing activity from all of our major customers, as well as increasing activity from new wireless entrants.”

News Release continued:

SEGMENT RESULTS

US site rental revenue for the fourth quarter of 2005 increased $14.6 million, or 11.3%, to $143.8 million, compared to fourth quarter of 2004 US site rental revenue of $129.2 million. US site rental gross margin for the fourth quarter of 2005 increased $12.8 million, or 14.9%, to $98.5 million, compared to fourth quarter of 2004 US site rental gross margin of $85.7 million.

Australia site rental revenue for the fourth quarter of 2005 increased $1.0 million, or 9.5%, to $11.5 million, compared to $10.5 million in the fourth quarter of 2004. Australia site rental gross margin for the fourth quarter of 2005 increased $1.3 million, or 23.2%, to $7.2 million, compared to fourth quarter of 2004 Australia site rental gross margin of $5.9 million.

INVESTMENTS

During the fourth quarter of 2005, Crown Castle invested approximately $251.8 million in capital expenditures and purchases of its common shares and 8 1/4% Convertible Preferred Stock. During the quarter, Crown Castle purchased approximately 0.9 million shares of its common stock using $21.8 million in cash at an average price of $24.72. On December 16, 2005, Crown Castle exercised its redemption right to purchase its 8 1/4% Convertible Preferred Stock, which had a conversion price of $26.875, using approximately $204 million in cash, thereby removing the potential dilution of 7.44 million shares, or 3.5% of common shares outstanding. Common shares outstanding – basic and diluted – were 214.1 million on December 31, 2005.

Also, during the fourth quarter of 2005, Crown Castle spent $25.9 million on capital expenditures, comprised of $4.4 million of sustaining capital expenditures and $21.5 million of revenue generating capital expenditures, of which $8.8 million was spent on existing sites, $5.8 million on land purchases and $6.9 million on the construction of new sites.

“In 2005, we invested approximately $310 million to purchase approximately 16 million common shares and approximately $423 million to eliminate the potential dilution of 18.3 million shares from our 8 1/4% Convertible Preferred Stock and 4% Convertible Notes,” stated Ben Moreland, Chief Financial Officer of Crown Castle. “We believe these purchases of current and potential shares outstanding were the highest and best use of our capital and will positively impact long-term recurring cash flow per share growth. In 2006, we will strive to continue to make prudent capital investments through the purchase or construction of towers, improvements to our existing towers and the purchase of our common shares. We plan to consistently evaluate our potential capital investments based on their expected impact to long-term recurring cash flow per share, and we remain focused on our long-term goal of growing recurring cash flow per share by 20% to 25%.”

News Release continued:

On November 30, 2005, Crown Castle announced it had amended and increased its revolving credit facility from $275 million to $325 million. The outstanding amount of the revolving credit facility was $295 million at December 31, 2005.

NON-CASH ADJUSTMENTS

As previously announced on February 13, 2006, Crown Castle determined that certain non-cash adjustments should be recorded primarily related to errors in its lease accounting practices. The non-cash adjustments resulted in a net aggregate $19.0 million improvement in net income (loss) for historical periods prior to October 1, 2005, comprised of a decrease in site rental revenue of $0.7 million, a decrease in ground rent expense (a component of site rental costs of operations) of $12.1 million, an increase in non-cash compensation expense (included in general and administrative expenses) of $0.8 million, a decrease in depreciation expense of $12.1 million, and a decrease in minority interest of $3.7 million. The adjustments do not affect cash flow or the timing of lease payments.

All prior period financial information discussed in this release has been restated to reflect the non-cash adjustments. The net impacts of the changes in our lease accounting on site rental revenues, site rental costs of operations and Adjusted EBITDA in 2004 and 2005 are set forth on the following tables* (in millions):

	Q1 ‘04	Q2 ‘04	Q3 ‘04	Q4 ‘04	Full Year 2004
Site Rental Revenue
US	$0.4	$0.4	$0.4	$0.4	$1.6
Australia	(0.2)	(0.2)	(0.2)	(0.2)	(0.8)

Total	0.2	0.2	0.2	0.2	0.8

Site Rental Cost of Operations
US	0.0	0.0	0.0	0.0	0.1
Australia	0.0	0.0	0.0	0.0	0.0

Total	0.0	0.0	0.0	0.0	0.1

Impact on Adjusted EBITDA	0.2	0.2	0.2	0.2	0.7

	Q1 ‘05	Q2 ‘05	Q3 ‘05	9 months ended September 2005
Site Rental Revenue
US	$0.5	$0.5	$0.5	$1.5
Australia	0.0	0.0	0.0	0.1

Total	0.5	0.5	0.5	1.6

Site Rental Cost of Operations
US	0.6	0.6	0.6	1.8
Australia	0.0	0.0	0.0	0.1

Total	0.6	0.6	0.6	1.9

Impact on Adjusted EBITDA	(0.1)	(0.1)	(0.1)	(0.3)

* Columns and rows may not sum due to rounding

News Release continued:

OUTLOOK

The following outlook tables are based on current expectations and assumptions and assume a US dollar to Australian dollar exchange rate of 0.735 US dollars to 1.00 Australian dollars. This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle’s filings with the Securities and Exchange Commission.

The outlook for the full year 2006 reflects $5 million of increases to site rental revenue and site rental gross margin and $8 million of increases to Adjusted EBITDA and recurring cash flow from the full year 2006 outlook provided on December 1, 2005.

The following tables set forth Crown Castle’s current outlook:

(dollars in millions, except per share amounts)	First Quarter 2006	Full Year 2006

Site rental revenue	$159 to 161	$660 to 670

Site rental cost of operations	$50 to 52	$208 to 212

Site rental gross margin	$108 to 110	$450 to 460

Adjusted EBITDA	$90 to 92	$378 to 388

Interest expense	$32 to 33	$126 to 129

Sustaining capital expenditures	$4 to 5	$11 to 15

Recurring cash flow	$54 to 56	$234 to 244

Net loss after deduction of dividends on preferred stock	$(22) to (14)	$(85) to (46)

Net loss per share*	$(0.10) to (0.06)	$(0.40) to (0.22)

* Based on shares outstanding at December 31, 2005

CONFERENCE CALL DETAILS

Crown Castle has scheduled a conference call for Wednesday, March 1, 2006 at 10:30 a.m. eastern time to discuss the fourth quarter and the full year 2005 results and Crown Castle’s Outlook. Please dial 303-262-2050 and ask for the Crown Castle call at least 10 minutes prior to the start time. A telephonic replay of the conference call will be available through March 8, 2006, and may be accessed by calling 303-590-3000 and using pass code 11053782#. An audio archive will also be available on Crown Castle’s website at www.crowncastle.com shortly after the call and will be accessible for approximately 90 days.

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Crown Castle International Corp. engineers, deploys, owns and operates technologically advanced shared wireless infrastructure, including extensive networks of towers. Crown Castle offers significant wireless communications coverage to 76 of the top 100 U.S. markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 11,000 and over 1,300 wireless communication sites in the U.S. and Australia, respectively. For more information on Crown Castle, please visit www.crowncastle.com.

Non-Cash Compensation

Crown Castle incurs non-cash compensation charges related to the issuance of restricted stock and stock options to certain employees and executives. Beginning in the first quarter of 2005 and in accordance with the provisions of SEC Staff Accounting Bulletin No. 107, Crown Castle began classifying all non-cash compensation as components of cost of operations and general and administrative costs. In prior periods, Crown Castle had shown non-cash compensation as a separate line-item on its income statement. Prior period amounts of non-cash compensation have been reclassified for comparison purposes.

Asset Retirement Obligations

The Company adopted FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations - an interpretation of FASB Statement No. 143, on December 31, 2005. SFAS 143 requires a liability to be recorded if the fair value of the obligation can be reasonably estimated. The types of asset retirement obligations that are covered by FIN 47 are those for which an entity has a legal obligation to perform an asset retirement activity, but the timing and (or) method of settling the obligation are conditional on a future event that may or may not be within the control of the entity. The adoption of FIN 47 resulted in the recognition of liabilities of $14.1 million for contingent retirement obligations under certain tower site land leases (included in other long-term liabilities), asset retirement costs of $5.1 million (included in property and equipment), and the recognition of a charge for the cumulative effect of the change in accounting principle of $9.0 million.

Summary of Non-Cash Amounts In Tower Gross Margin

In accordance with applicable accounting standards, Crown Castle recognizes site rental revenues and ground lease expenses monthly on a straight-line basis, regardless of whether the receipts and payments are in equal monthly amounts. An agreement, related to an acquisition in Australia, provides the seller with a rent-free period at the beginning of the lease term, and other agreements call for rent to be prepaid for a specified period. If, and to the extent the payment terms call for fixed escalations (as in fixed dollar or fixed percentage increases), the effect of such increases is recognized on a straight-line basis over the appropriate lease term. As a result of this accounting method, a portion of the revenue and expense recognized in a given period represents cash collected or paid in other periods.

A summary of the non-cash portions of our site rental revenues, ground lease expense and resulting impact on site rental gross margins is as follows:

(dollars in thousands)	For the Three Months Ended December 31, 2005	For the Twelve Months Ended December 31, 2005
Non-Cash portion of site rental revenues:
Amounts attributable to rent-free periods	$1,650	$6,971
Amounts attributable to straight-line recognition of fixed escalations	$2,006	$9,085

	$3,656	$16,056
Non-Cash portion of ground lease expense:
Amounts attributable to straight-line recognition of fixed escalations	$4,018	$17,013
Non-Cash compensation charges	$93	$715

Non-Cash impact on site rental gross margins:	$(455)	$(1,672)

News Release continued:

Non-GAAP Financial Measures

This press release includes presentations of Adjusted EBITDA and recurring cash flow, which are non-GAAP financial measures.

Crown Castle defines Adjusted EBITDA as net income (loss) plus cumulative effect of change in accounting principle, income (loss) from discontinued operations, minority interests, (provision) for income taxes, interest expense, amortization of deferred financing costs, interest and other income (expense), depreciation, amortization and accretion, operating non-cash compensation charges, asset write-down charges and restructuring charges (credits). Adjusted EBITDA is not intended as an alternative measure of cash flow from operations or operating results (as determined in accordance with Generally Accepted Accounting Principles (GAAP)).

Crown Castle defines recurring cash flow to be Adjusted EBITDA, less interest expense and less sustaining capital expenditures. Each of the amounts included in the calculation of recurring cash flow are computed in accordance with GAAP, with the exception of sustaining capital expenditures, which is not defined under GAAP. Sustaining capital expenditures are defined as capital expenditures (determined in accordance with GAAP) which do not increase the capacity or term of an asset. Recurring cash flow is not intended as an alternative measure of cash flow from operations or operating results (as determined in accordance with GAAP).

Adjusted EBITDA and recurring cash flow are presented as additional information because management believes these measures are useful indicators of the financial performance of our core businesses. In addition, Adjusted EBITDA is a measure of current financial performance used in our debt covenant calculations. Our measures of Adjusted EBITDA and recurring cash flow may not be comparable to similarly titled measures of other companies. The tables set forth below reconcile these non-GAAP financial measures to comparable GAAP financial measures.

Reconciliations of Non-GAAP Financial Measures to Comparable GAAP Financial Measures:

Adjusted EBITDA and recurring cash flow are computed as follows:

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
(dollars in thousands)		(As restated)		(As restated)
Net income (loss)	$(23,303)	$(87,651)	$(401,537)	$233,107
Cumulative effect of change in accounting principle	9,031	—	9,031	—
Income (loss) from discontinued operations, net of tax	—	427	(848)	(534,688)
Minority interests	(760)	(1,168)	(3,525)	(398)
Benefit (provision) for income taxes	2,817	149	3,225	(5,370)
Interest expense and amortization of deferred financing costs	30,544	40,599	133,806	206,770
Interest and other income (expense)	(2,592)	37,985	282,443	78,264
Depreciation, amortization and accretion	69,986	72,774	281,118	284,991
Operating non-cash compensation charges	3,947	3,228	19,947	13,088
Asset write-down charges	773	3,836	2,925	7,652
Restructuring charges (credits)	—	4,207	8,477	3,729

Adjusted EBITDA	$90,443	$74,386	$335,062	$287,145

Less: Interest expense and amortization of deferred financing costs	30,544	40,599	133,806	206,770
Less: Sustaining capital expenditures	4,449	3,790	13,845	9,795

Recurring cash flow	$55,450	$29,997	$187,411	$70,580

Recurring cash flow per share is computed as follows:
	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
(dollars and shares in thousands)		(As restated)		(As restated)
Recurring cash flow	$55,450	$29,997	$187, 411	$70,580
Weighted average common shares outstanding	213,532	222,783	217,759	221,693

Recurring cash flow per share	$0.26	$0.13	$0.86	$0.32

News Release continued:

Adjusted EBITDA and recurring cash flow for the quarter ending March 31, 2006 and the year ending December 31, 2006 are forecasted as follows:

(dollars in millions)	Q1 2006 Outlook	Full Year 2006 Outlook
Net income (loss)	$(17) to (9)	$(66) to (27)
Minority interests	0 to (1)	0 to (5)
Benefit (provision) for income taxes	0 to 1	1 to 3
Interest expense and amortization of deferred financing costs	32 to 33	126 to 129
Interest and other income (expense)	0 to (1)	0 to 5
Depreciation, amortization and accretion	70 to 72	280 to 300
Non-cash compensation charges	0 to 2	4 to 6
Asset write-down charges	0 to 2	4 to 6

Restructuring charges (credits)	—	—

Adjusted EBITDA	$90 to 92	$378 to 388

Less: Interest expense	32 to 33	126 to 129
Less: Sustaining capital expenditures	4 to 5	11 to 15

Recurring cash flow	$54 to 56	$234 to 244

Other Calculations:

Sustaining capital expenditures is computed as follows:

	For the Three Months Ended		For the Twelve Months Ended
(dollars in thousands)	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
		(As restated)		(As restated)
Capital expenditures	$25,879	$14,111	$64,678	$42,918
Less: Revenue enhancing on existing sites	8,766	7,623	22,690	23,592
Less: Land purchases	5,791	501	9,777	2,528
Less: New site construction	6,873	2,197	18,366	7,003

Sustaining capital expenditures	$4,449	$3,790	$13,845	$9,795

Site rental gross margin for the quarter ending March 31, 2006 and for the year ending December 31, 2006 is forecasted as follows:

(dollars in millions)	Q1 2006 Outlook	Full Year 2006 Outlook
Site rental revenue	$159 to 161	$660 to 670
Less: Site rental cost of operations	50 to 52	208 to 212

Site rental gross margin	$108 to 110	$450 to 460

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements and information that are based on our management’s current expectations. Such statements include, but are not limited to, plans, projections and estimates regarding (i) growth in our business, demand for our towers and leasing rates and activity, (ii) the development and deployment of Modeo’s broadcast network and service, including contemplated timing and services to be offered, (iii) the impact of the purchases of our securities, (iv) our capital investments, including the availability and type of investments and the impact of and return on our investments, (v) currency exchange rates, (vi) site rental revenue, (vii) site rental cost of operations, (viii) site rental gross margin, (ix) Adjusted EBITDA, (x) interest expense, (xi) sustaining capital expenditures, (xii) recurring cash flow (including recurring cash flow per share) and (xiv) net income (loss). Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing market conditions and the following:

➢	Our business depends on the demand for wireless communications and towers, and we may be adversely affected by any slowdown in such demand.
➢	The loss or consolidation of, network sharing among, or financial instability of any of our limited number of customers may materially decrease revenues.
➢	An economic or wireless telecommunications industry slowdown may materially and adversely affect our business and the business of our customers.
➢	Our substantial level of indebtedness may adversely affect our ability to react to changes in our business and limit our ability to use debt to fund future capital needs.

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➢	We operate in a competitive industry, and some of our competitors have significantly more resources or less debt than we do.
➢	Technology changes may significantly reduce the demand for site leases and negatively impact the growth in our revenues.
➢	2.5G/3G and other technologies may not deploy or be adopted by customers as rapidly or in the manner projected.
➢	We generally lease or sublease the land under our sites and towers and may not be able to extend these leases.
➢	We may need additional financing, which may not be available, for strategic growth opportunities.
➢	Restrictive covenants on our debt instruments may limit our ability to take actions that may be in our best interests.
➢	Modeo’s business has certain risk factors different from our core tower business, including an unproven business model, and may produce results that are less than anticipated, resulting in a write off of all or part of such business and its assets.
➢	FiberTower’s business has certain risk factors different from our core tower business, including an unproven business model, and may produce results that are less than anticipated, resulting in a write off of all or part of such investment.
➢	Laws and regulations, which may change at any time and with which we may fail to comply, regulate our business.
➢	We are heavily dependent on our senior management.
➢	Our network services business has historically experienced significant volatility in demand, which reduces the predictability of our results.
➢	We may suffer from future claims if radio frequency emissions from wireless handsets or equipment on our towers are demonstrated to cause negative health effects.
➢	Certain provisions of our certificate of incorporation, bylaws and operative agreements and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.
➢	Sales or issuances of a substantial number of shares of our common stock may adversely affect the market price of our common stock.
➢	Disputes with customers and suppliers may adversely affect results.
➢	Our operations in Australia expose us to changes in foreign currency exchange rates.

Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the Securities and Exchange Commission.

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CROWN CASTLE INTERNATIONAL CORP. UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND OTHER FINANCIAL DATA (in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2005	2004	2005	2004
		(As restated)		(As restated)
Net revenues:
Site rental	$155,446	$139,755	$597,125	$538,309
Network services and other	23,180	17,986	79,634	65,893

Total net revenues	178,626	157,741	676,759	604,202

Costs of operations (exclusive of depreciation, amortization and accretion):
Site rental (including non-cash compensation charges)	49,959	48,159	197,355	184,273
Network services and other (including non-cash compensation charges)	15,426	12,894	54,630	46,752
General and administrative (including non-cash compensation charges)	24,959	25,096	105,763	97,665
Corporate development	1,786	434	3,896	1,455
Restructuring charges (including non-cash compensation charges)	—	4,207	8,477	3,729
Asset write-down charges	773	3,836	2,925	7,652
Depreciation, amortization and accretion	69,986	72,774	281,118	284,991

Operating income (loss)	15,737	(9,659)	22,595	(22,315)
Interest and other income (expense)	2,592	(37,985)	(282,443)	(78,264)
Interest expense and amortization of deferred financing costs	(30,544)	(40,599)	(133,806)	(206,770)

Income (loss) from continuing operations before income taxes and minority interests	(12,215)	(88,243)	(393,654)	(307,349)
Benefit (provision) for income taxes	(2,817)	(149)	(3,225)	5,370
Minority interests	760	1,168	3,525	398

Income (loss) from continuing operations	(14,272)	(87,224)	(393,354)	(301,581)
Discontinued operations:
Income (loss) from discontinued operations, net of tax	—	(1,623)	(1,953)	40,578
Net gain on disposal of discontinued operations, net of tax	—	1,196	2,801	494,110

Income (loss) from discontinued operations, net of tax	—	(427)	848	534,688

Income (loss) before cumulative effect of change in accounting principle	(14,272)	(87,651)	(392,506)	233,107
Cumulative effect of change in accounting principle	(9,031)	—	(9,031)	—

Net income (loss)	(23,303)	(87,651)	(401,537)	233,107
Dividends on preferred stock, net of losses on purchases of preferred stock	(20,706)	(9,754)	(49,356)	(38,618)

Net loss after deduction of dividends on preferred stock	$(44,009)	$(97,405)	$(450,893)	$194,489

Per common share – basic and diluted:
Loss from continuing operations	$(0.17)	$(0.43)	$(2.03)	$(1.54)
Income from discontinued operations	—	(0.01)	—	2.42
Cumulative effect of change in accounting principle	(0.04)	—	(0.04)	—

Net income (loss)	$(0.21)	$(0.44)	$(2.07)	$0.88

Weighted average common shares outstanding – basic and diluted	213,532	222,783	217,759	221,693

Adjusted EBITDA	$90,443	$74,386	$335,062	$287,145

Non-cash compensation charges:
Site rental non-cash compensation charges	$93	$211	$715	$553
Network services non-cash compensation charges	44	107	349	280
General and administrative non-cash compensation charges	3,810	2,910	18,883	12,255

Total operating non-cash compensation charge	3,947	3,228	19,947	13,088
Restructuring non-cash compensation charges	—	2,859	6,424	2,859

Total non-cash compensation charges from continuing operations	$3,947	$6,087	$26,371	$15,947

News Release continued:

CROWN CASTLE INTERNATIONAL CORP. UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET (in thousands)

	December 31,
	2005	2004
		(As restated)
ASSETS
Current assets:
Cash and cash equivalents	$65,408	$566,707
Receivables, net of allowance for doubtful accounts	16,830	28,366
Deferred site rental receivable	9,307	6,395
Prepaid expenses and other current assets	37,811	33,552
Restricted cash (including amounts returned on January 15, 2006 of $34,253)	91,939	—
Assets of discontinued operations	—	3,693

Total current assets	221,295	638,713
Restricted cash	3,814	—
Property and equipment, net of accumulated depreciation	3,294,333	3,375,022
Goodwill	340,412	332,492
Deferred site rental receivable	87,392	82,343
Deferred financing costs and other assets, net of accumulated amortization	184,071	145,997

	$4,131,317	$4,574,567

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,230	$12,168
Accrued interest	8,281	43,308
Accrued compensation and related benefits	16,231	15,445
Deferred rental revenues and other accrued liabilities	132,472	116,326
Liabilities of discontinued operations	—	568
Long-term debt, current maturities	295,000	97,250

Total current liabilities	464,214	285,065
Long-term debt, less current maturities	1,975,686	1,753,148
Deferred ground lease payable	118,747	102,502
Other liabilities	55,559	44,302

Total liabilities	2,614,206	2,185,017

Minority interests	26,792	32,016
Redeemable preferred stock	311,943	508,040
Stockholders’ equity	1,178,376	1,849,494

	$4,131,317	$4,574,567

Note:	In accordance with the Indenture Agreement governing the Notes, all rental cash receipts for the month are restricted and held by the trustee. Amounts in excess of reserve balances as calculated by the trustee are returned to the Company on the 15th of the subsequent month.

News Release continued:

CROWN CASTLE INTERNATIONAL CORP. UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (in thousands)

	Twelve Months Ended December 31,
	2005	2004
		(As restated)
Cash flows from operating activities:
Net income (loss)	$(401,537)	$233,107
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	281,118	284,991
Losses on purchases of long-term debt	283,797	77,659
Non-cash compensation charges	26,371	15,947
Amortization of deferred financing costs and discounts on long-term debt	6,174	9,512
Asset write-down charges	2,925	7,652
Equity in losses and write-downs of unconsolidated affiliates	4,674	5,945
Loss (income) from discontinued operations	(848)	(534,688)
Minority interests	(3,525)	(398)
Interest rate swap termination payment	655	—
Amortization of interest rate swap payment	572	—
Cumulative effect of change in accounting principle	9,031	—
Changes in assets and liabilities:
Increase (decrease) in accrued interest	(35,027)	(5,755)
Increase (decrease) in accounts payable	149	2,386
Increase (decrease) in deferred rental revenues, deferred ground lease payables and other liabilities	33,767	10,181
Decrease (increase) in receivables	11,221	20,557
Decrease (increase) in inventories, prepaid expenses, deferred site rental receivable and other assets	(15,021)	(8,774)

Net cash provided by (used for) operating activities	204,496	118,322

Cash flows from investing activities:
Maturities of investments	—	517,500
Purchases of investments	—	(490,900)
Proceeds from investments and disposition of property and equipment	2,827	3,237
Acquisitions of assets and minority interest in joint ventures	(147,255)	(295,000)
Capital expenditures	(64,678)	(42,918)
Investments in unconsolidated affiliates and other	(55,034)	(11,119)

Net cash provided by (used for) investing activities	(264,140)	(319,200)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,900,000	—
Proceeds from issuance of capital stock	59,054	32,094
Principal payments on long-term debt	—	(1,289,750)
Purchases and redemptions of long-term debt	(1,848,222)	(353,958)
Purchases of common stock	(314,889)	(59,364)
Purchases and redemption of preferred stock	(200,000)	—
Borrowings under revolving credit agreements	295,000	—
Payments under revolving credit agreements	(180,000)	(15,000)
Incurrence of financing costs	(32,405)	(444)
Initial funding of restricted cash	(48,873)	—
Net (increase) decrease in restricted cash	(46,880)	—

News Release continued:

Interest rate swap payments	(6,381)	—
Dividends on preferred stock	(21,624)	—

Net cash provided by (used for) financing activities	(445,220)	(1,686,422)

Effect of exchange rate changes on cash	(408)	1,178
Discontinued operations	3,973	2,043,245

Net decrease in cash and cash equivalents	(501,299)	157,123
Cash and cash equivalents at beginning of period	566,707	409,584

Cash and cash equivalents at end of period	$65,408	$566,707

Supplemental disclosure of cash flow information:
Interest paid	$158,165	$199,836
Income taxes paid (refund) (including ($2,385) and $11,000 related to CCUK)	(1,864)	11,630

CCI FACT SHEET Q4 2005

$in thousands

	Q4 '04	Q4 '05		% Change
CCUSA
Site Rental Revenue	$129,242	$143,843		11%
Ending Sites	10,612	11,074		4%

CCAL
Site Rental Revenue	$10,513	$11,513		10%
Ending Sites	1,388	1,385		0%

CC EmB
Site Rental Revenue	$0	$89		N/ A
Ending Sites	—	—		N/ A

TOTAL CCIC
Site Rental Revenue	$139,755	$155,446		11%
Ending Sites	12,000	12,459		4%

Ending Cash and Investments	$566,707	$65,408	*

Debt
Bank Debt	$97,250	$295,000
Bonds	$1,753,148	$1,975,686
6 1/4% & 8 1/4% Convertible Preferred Stock	$508,040	$311,943

Total Debt	$2,358,438	$2,582,629

Leverage Ratios
Net Bank Debt / Adjusted EBITDA	N/A	N/A
Net Bank Debt + Bonds / Adjusted EBITDA	4.3X	6.1X
Total Net Debt / Adjusted EBITDA	6.0X	7.0X
Last Quarter Annualized Adjusted EBITDA	$297,544	$361,771

*Excludes Restricted Cash of $95.8 million

CROWN CASTLE INTERNATIONAL CORP.

Summary Fact Sheet

(in $ thousands)

	Quarter Ended 3/31/05				Quarter Ended 6/30/05				Quarter Ended 9/30/05				Quarter Ended 12/31/05
	CCUSA	CCAL	EmB	CCIC	CCUSA	CCAL	EmB	CCIC	CCUSA	CCAL	EmB	CCIC	CCUSA	CCAL	EmB	CCIC
Revenues
Site Rental	131,189	10,218	61	141,468	134,037	13,305	67	147,409	140,294	12,444	64	152,802	143,843	11,513	89	155,446
Services	14,138	2,041	—	16,179	19,082	1,736	—	20,818	17,519	1,938	—	19,457	21,797	1,382	—	23,180

Total Revenues	145,327	12,259	61	157,647	153,119	15,041	67	168,227	157,813	14,382	64	172,259	165,641	12,896	89	178,626
Operating Expenses
Site Rental	43,600	4,644	79	48,323	43,839	4,441	122	48,402	46,242	4,314	115	50,671	45,356	4,299	304	49,959
Services	10,277	915	276	11,468	13,092	924	387	14,403	12,048	754	531	13,333	14,361	733	332	15,426

Total Operating Expenses	53,877	5,559	355	59,791	56,931	5,365	509	62,805	58,290	5,068	646	64,004	59,717	5,033	636	65,385
General & Administrative	19,058	2,836	652	22,546	19,966	3,256	778	24,000	30,039	2,835	1,384	34,258	21,219	2,861	880	24,959
Operating Cash Flow	72,392	3,864	(946)	75,310	76,222	6,420	(1,220)	81,422	69,484	6,479	(1,966)	73,997	84,705	5,002	(1,426)	88,281
Corporate Development	—	—	432	432	—	—	787	787	—	—	891	891	194	—	1,592	1,786
Add: Non-Cash Compensation	1,505	14	28	1,547	1,623	107	133	1,863	11,822	109	659	12,590	3,686	114	147	3,947

Adjusted EBITDA	73,897	3,878	(1,350)	76,425	77,845	6,527	(1,874)	82,498	81,306	6,588	(2,198)	85,696	88,197	5,116	(2,871)	90,443

	Quarter Ended 3/31/05				Quarter Ended 6/30/05				Quarter Ended 9/30/05				Quarter Ended 12/31/05
	CCUSA	CCAL	EmB	CCIC	CCUSA	CCAL	EmB	CCIC	CCUSA	CCAL	EmB	CCIC	CCUSA	CCAL	EmB	CCIC

Gross Margins:
Site Rental	67%	55%	N/M	66%	67%	67%	N/M	67%	67%	65%	N/M	67%	68%	63%	N/M	68%
Services	27%	55%	N/M	29%	31%	47%	N/M	31%	31%	61%	N/M	31%	34%	47%	N/M	33%
Operating Cash Flow Margins	50%	32%	N/M	48%	50%	43%	N/M	48%	44%	45%	N/M	43%	51%	39%	N/M	49%
Adjusted EBITDA Margin	51%	32%	N/M	48%	51%	43%	N/M	49%	52%	46%	N/M	50%	53%	40%	N/M	51%

Reconciliation of Non-GAAP Financial Measure (Adjusted EBITDA) to GAAP Financial Measure:

(in $ thousands)

	Quarter Ended
	3/31/2005	6/30/2005	9/30/2005	12/31/2005
Net income (loss)	$(126,947)	$(225,751)	$(25,536)	$(23,303)
Income (loss) from discontinued operations, net of tax	1,499	(2,347)	—	—
Minority interests	(1,204)	(727)	(834)	(760)
Credit (provision) for income taxes	144	147	117	2,817
Interest expense, amortization of deferred financing costs	39,269	35,393	28,600	30,544
Interest and other income (expense)	83,017	202,635	(617)	(2,592)
Depreciation, amortization and accretion	70,187	70,730	70,215	69,986
Operating non-cash compensation charges	1,547	1,863	12,590	3,947
Asset write-down charges	436	555	1,161	773
Cumulative effect of change in accounting principle	—	0	—	9,031
Restructuring charges (credits)	8,477	—	—	—

Adjusted EBITDA	$76,425	$82,498	$85,696	$90,443